Nucor Announces the Addition of General Lloyd J. Austin III to the Nucor Board of Directors

CHARLOTTE, N.C., Sept. 14, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that its board of directors has elected retired U.S. Army General Lloyd J. Austin III as a director effective September 18, 2017.

General Austin, 64, retired as a four-star general in 2016 after nearly 41 years with the U.S. Army. From March 2013 through March 2016, General Austin served as the commander of U.S. Central Command responsible for military strategy and joint operations throughout the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Yemen, Egypt and Saudi Arabia. Prior to that he served as the 33rd Vice Chief of Staff of the Army from January 2012 to March 2013 and as the Combined Forces Commander in Iraq from September 2010 through the completion of Operation New Dawn in December 2011.

A 1975 graduate of the United States Military Academy at West Point where he earned a bachelor of science degree, General Austin also holds a master's degree in counselor education from Auburn University and a master's degree in business management from Webster University. Over his military career, General Austin was awarded the Silver Star, five Defense Distinguished Service Medals, the Legion of Merit and the Distinguished Graduate Award from the United States Military Academy at West Point, among others.

"We are honored to have General Austin join the Nucor board. He brings a unique and valuable perspective from his years of proven leadership and management during his distinguished military career," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "He will be a strong addition to our board of directors and the Nucor team."

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208